Exhibit 99.1

AG Mortgage Investment Trust, Inc. Provides Company Update

NEW YORK -- (BUSINESS WIRE) - May 7, 2020 -AG Mortgage Investment Trust, Inc. (NYSE: MITT) (the “Company”) announced today the following updates with respect to its business operations.

Bid Terms Acknowledgment Letter

On May 1, 2020, BCAT 2020-23TT (the “Seller”), a subsidiary of the Company, entered into a Bid Terms Acknowledgment Letter (the “Letter Agreement”) with an unaffiliated third party (the “Purchaser”), evidencing the Purchaser’s intent to purchase, and the Seller's intent to sell, the pool of mortgage loans set forth therein (the “Loans”) having an approximate unpaid principal balance of approximately $469 million (the “Loan Sale”) for a purchase price of approximately $383 million. The Loan Sale is subject to the terms and conditions set forth in the Letter Agreement and the entry by the Seller, the Company, and an affiliate of the Purchaser into a Mortgage Loan Purchase and Sale Agreement (the “MLPA”). The principal terms and conditions set forth in the Letter Agreement for the Loan Sale are summarized below.

The Loans will be sold on a whole loan, servicing-released basis and shall be subject to certain trade stipulations, including customary closing conditions to be set forth in the MLPA and the Purchaser’s ability to obtain financing for the Loan Sale within certain specified parameters. The purchase price of the Loans is subject to re-pricing based on the confirmatory due diligence of an affiliate of the Purchaser and the mutual agreement of the Seller and Purchaser. The Loans are being sold on an “as is, where is” basis, without representation or warranty, other than certain representations to be set forth in the MLPA. The Letter Agreement provides that the parties shall use their commercially reasonable efforts to consummate the Loan Sale on May 22, 2020, or such later date as may be agreed between an affiliate of the Purchaser and the Seller.

The Company cannot provide any assurance that the terms and conditions of the Letter Agreement will be met, that the MLPA will be executed, or that the Loan Sale will occur on the terms or timing that the Company expects, if at all. If the Loan Sale is not consummated or is not consummated on the terms the Company expects, the Company may be unable to use the proceeds of the Loan Sale to reduce the balances under its repurchase financing facilities with certain Participating Counterparties (defined below), and any alternative disposition of the collateral could be on terms that are less desirable than those of the proposed Loan Sale.

Portfolio Update

The COVID-19 pandemic's effects on financial markets have negatively impacted and continue to negatively impact the Company's business. The Company has experienced declines in the value of its target assets, as well as adverse developments with respect to the cost and terms of financing available to it. In light of the ongoing COVID-19 pandemic and related market conditions, the Company has taken various actions in an effort to prudently manage the Company’s portfolio through unprecedented market volatility. These actions include declining to meet margin calls, entering into two Forbearance Agreements with the Participating Counterparties (as each term is defined below), the sale of various assets, and the reduction of the balances under the Company’s repurchase financing facilities.

As previously disclosed on March 23, 2020, the Company notified its financing counterparties that it was not in a position to fund the margin calls it received on March 23, 2020, and that the Company did not expect to be in a position to fund the anticipated volume of future margin calls under its financing arrangements in the near term as a result of market disruptions created by the COVID-19 pandemic. Since March 23, 2020, the Company and several of its subsidiaries have received from several financing counterparties margin call notices, notifications of alleged events of default and deficiency notices. On April 10, 2020, the Company entered into a Forbearance Agreement (the “First Forbearance Agreement”) with each of the following financing counterparties: Bank of America, N.A., BofA Securities, Inc., Credit Suisse Securities (USA) LLC, Credit Suisse AG, Credit Suisse International, Barclays Capital Inc., Barclays Bank PLC, Société Général S.A., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Goldman Sachs Bank USA and Goldman Sachs & Co. LLC (each, a “Participating Counterparty,” and collectively, the “Participating Counterparties”). Upon the expiration of the First Forbearance Agreement on April 27, 2020, the Company entered into a second Forbearance Agreement (together with the First Forbearance Agreement, the “Forbearance Agreements”) with the Participating Counterparties, pursuant to which each Participating Counterparty agreed to continue to forbear from exercising any of its rights and remedies in respect of events of default and any and all other defaults under the applicable repurchase agreement with the Company until the earlier of (a) 4:30 p.m. Eastern Daylight Time on June 1, 2020 or (b) the occurrence and continuance of a Triggering Event (as defined).

As previously disclosed, in connection with the Forbearance Agreements, on April 13, 2020, the Company received a subordinated loan of $10 million from AG REIT Management, LLC, its external manager (the “Manager”), due on March 31, 2021. On April 27, 2020, the Company received an additional subordinated loan of $10 million from the Manager due on July 27, 2020.

The Company has continued taking steps to manage and de-lever its portfolio and generate liquidity. In particular, since March 23, 2020, the Company has sold residential and commercial mortgage assets generating proceeds of approximately $620 million to date (exclusive of the proposed Loan Sale described above), comprised of approximately $330 million of residential investments, $250 million of commercial investments and $40 million of Agency MBS collateralized mortgage obligations.

The Company is engaged in negotiations with certain of its financing counterparties with regard to consolidating certain of its repurchase financing arrangements with a smaller number of existing counterparties. The Company is also engaged in negotiations with non-Participating Counterparties to settle recourse financing obligations totaling approximately $90 million, net of cash posted as collateral.

The Company has elected to provide the following updates as of the close of business on April 30, 2020. The below estimates are limited to information that has been received by the Company from its financing counterparties with respect to sales of portfolio assets as of April 30, 2020 and is subject to change.

•	The Company had an investment portfolio of approximately $1.4 billion[1,2] as of April 30, 2020, consisting of 83% residential investments, 16% commercial investments and 1% agency derivatives.

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The Company’s debt obligations as of April 30, 2020 were approximately $1.1 billion[3], net of cash posted as collateral to its financing counterparties, of which approximately $690 million[3] are recourse repurchase obligations. Of the recourse repurchase obligations, approximately $600 million[3] is included under the Forbearance Agreements with Participating Counterparties.

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If the Loan Sale described above were completed as of April 30, 2020, and without any potential reduction based upon the Purchaser’s due diligence, the Company’s investment portfolio would decrease to approximately $1 billion[1,2] and the Company’s recourse repurchase obligations net of cash posted as collateral would be reduced to approximately $300 million[4].

•	The Company’s book value per share[5] as of April 30, 2020 is estimated to be in the range of $1.80 to $1.90.

The financial information set forth above reflects the Company’s estimates based on information currently available to management. These estimates are not a comprehensive statement or estimate of the Company’s financial results or financial condition. These estimates should not be viewed as a substitute for financial statements prepared in accordance with U.S. GAAP and they are not necessarily indicative of the results for any future period. Accordingly, you should not place undue reliance on these estimates.

These estimates were prepared by, and are the responsibility of, the Company’s management and are based upon a number of assumptions, including but not limited to, estimates related to the resolution of deficiencies with financing counterparties, the valuation of certain of its assets and the restructuring of certain of its financing arrangements. Additional items that may require adjustments to these estimates may be identified and could result in material changes to these estimates. The Company undertakes no obligation to update this information. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the estimated financial information set forth herein. Accordingly, PwC does not express an opinion or provide any form of assurance with respect thereto.

Extension for Filing of Form 10-Q

The ongoing COVID-19 pandemic has caused disruptions in the Company’s day-to-day activities. While the Company’s Manager has the technology in place for all of its employees to work remotely, the Company’s sole office is (and many of the Company’s advisors, service providers and counterparties are) located in New York City, which has been significantly affected by COVID-19, and which has caused delays in the receipt of information from various counterparties. This, in turn, has delayed the Company’s ability to complete the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “Quarterly Report”). As a result, the Company will be relying on the Securities and Exchange Commission’s (the “SEC”) Orders under Section 36 of the Securities Exchange Act of 1934, as amended (Release Nos. 34-88318 and 34-88465), to delay the filing of its Quarterly Report. The Company expects to file the Quarterly Report on or before June 25, 2020, which is 45 days from the original filing deadline of May 11, 2020.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments, which include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to the sale of certain of the Company’s assets, the Company’s outstanding indebtedness and investment portfolio, certain additional financial metrics, and the Company’s ability meet certain deadlines related to its filings with the Securities and Exchange Commission, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results and outcomes could differ materially from those projected in these forward-looking statements due to a variety of factors and the impact of the COVID-19 pandemic on these factors, including, without limitation, changes in interest rates, changes in default rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS and CMBS securities, Excess MSRs and loans, our ability to predict and control costs, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, conditions in the real estate market, legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic, our negotiations with our repurchase financing counterparties and the Manager, our ability to negotiate, to the extent necessary, further extensions of the forbearance period with the Participating Counterparties and to enter into settlements with non-Participating Counterparties, our ability to complete the Loan Sale and, if completed, the timing and terms of completion, and our ability to accurately estimate our book value per share and our investment portfolio as of April 30, 2020. Additional information concerning these and other risk factors are contained in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC’s website, http://www.sec.gov/. The Company undertakes no duty to update any forward-looking statements in this Press Release to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Footnotes

1The Company's $1.4 billion investment portfolio includes approximately $340 million of assets held through investments in debt and equity of affiliates, consisting of approximately 99% residential investments and less than 1% agency derivatives. These figures reflect the Company’s percentage interest in the respective affiliates.
2The Company's investment portfolio does not include the Company's $20 million net investment in Arc Home.
3The Company's $1.1 billion of debt obligations includes approximately $270 million of repurchase obligations held through investments in debt and equity of affiliates, net of cash posted as collateral. The $690 million of the Company's total recourse repurchase obligations and the $600 million of recourse obligations included under the Forbearance Agreements includes approximately $50 million of repurchase obligations held through investments in debt and equity of affiliates, net of cash posted as collateral. These figures reflect the Company’s percentage interest in the respective affiliates.
4The $300 million of repurchase obligations includes approximately $50 million of repurchase obligations held through investments in debt and equity of affiliates, net of cash posted as collateral. These figures reflect the Company’s percentage interest in the respective affiliates.
5Per share amounts for book value are calculated using all outstanding common shares in accordance with U.S. GAAP, including all vested shares granted to the Manager and our independent directors under our equity incentive plans as of April 30. 2020. Book value is calculated using stockholders’ equity less net proceeds of our 8.25% Series A Cumulative Redeemable Preferred Stock ($49.9 million), 8.00% Series B Cumulative Redeemable Preferred Stock ($111.3 million), and 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock ($111.2 million) as the numerator. The liquidation preference for the Series A, Series B and Series C Preferred Stock is $51.8 million, $115 million and $115 million, respectively.

Source: AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc.
Investor Relations
(212) 692-2110
ir@agmit.com